UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2006

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

6363 Main Street, Williamsville, New York (Address of principal executive offices)	14221 (Zip Code)
Registrant’s telephone number, including area code:	(716) 857-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 8, 2006, the Board of Directors of National Fuel Gas Company (the “Company”) approved the terms of an agreement between the Company and its Chairman and Chief Executive Officer, Philip C. Ackerman. Under the terms of the agreement, the Company will pay a death benefit to Mr. Ackerman if he dies before his 70th birthday. The amount of the death benefit will equal (a) two times the sum of (i) Mr. Ackerman’s last annual salary plus (ii) his last annual bonus, less (b) the death benefit payable to Mr. Ackerman under that certain Amended and Restated Split Dollar Insurance and Death Benefit Agreement between the Company and Mr. Ackerman, dated September 17, 1997, as amended by Amendment Number 1 thereto, dated March 23, 1999 (as amended, the “Split Dollar Agreement”). Currently the amount of the death benefit payable under the agreement approved by the Board of Directors on June 8, 2006 is estimated to be $2,353,991.

If Mr. Ackerman is living on his 70th birthday, the Company’s agreement to pay a death benefit terminates, and the Company will make a cash payment to Mr. Ackerman in the amount of $968,905. This amount represents the difference between the previously expected cash surrender value at age 70 of two insurance policies underlying the Split Dollar Agreement (one of which such policies was transferred to the Company on April 27, 2006, as disclosed previously), less the expected cash surrender value at age 70 of the remaining insurance policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By: /s/ Paula M. Ciprich

Paula M. Ciprich

General Counsel

Dated: June 14, 2006